AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO GUARANTEED INTEREST OPTION AND

GUARANTEED RATE ACCOUNT

IT IS HEREBY AGREED that said Contract is amended as set forth below and any and all contrary provisions of the Contract shall be considered to have been replaced by the provisions of this Endorsement effective [immediately] [January 1, 2016] (the “Endorsement Effective Date”):

The term “Contract” as used in this Endorsement applies to either a Contract or Certificate.

1.	Reference to “AIMS (Account Investment Management System)” in PART II – INVESTMENT OPTIONS, Section 2.01, The Separate Account and its Investment Divisions, paragraph 6; PART III – PARTICIPANT’S ACCOUNT, Section 3.04 Allocations, Item 4. and Section 3.05 Transfers, Item 6., is hereby changed to “Voice Response System (VRS)”.

2.	The following sentence immediately follows Section 1.05 Definitions Relating to the Guaranteed Rate Account of PART I -DEFINITIONS:

As of the Endorsement Effective Date, the following provisions are subject to Section 2.01A “GRA Provisions” below.

3.	The following Sections are added under Part I – DEFINITIONS, after Section 1.05 Definitions Relating to the Guaranteed Rate Account:

SECTION 1.05A GUARANTEED INTEREST OPTION

“Guaranteed Interest Option” (“GIO”) means the Investment Account that is part of AXA Equitable’s general account and pays interest at guaranteed rates set by AXA Equitable.

SECTION 1.05B GUARANTEED INTEREST RATE

“Guaranteed Interest Rate” means the effective annual rates at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.05C MINIMUM GUARANTEED RATE

“Minimum Guaranteed Rate” means, with respect to the Guaranteed Interest Option, an effective minimum rate of interest as described in the Section “Guaranteed Interest Option-Conditions”.

4.	PART II – THE SEPARATE ACCOUNT AND ITS INVESTMENT DIVISIONS is changed to PART II – INVESTMENT OPTIONS.

5.	The following Sections are added after Section 2.01 The Separate Account and its Investment Divisions:

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Section 2.01A GRA Provisions

No further contributions may be made to the GRA.

Upon the maturity of a GRA, subject to the provisions of this Part II, the account balance shall be allocated among the Funding Accounts in accordance with the Participant’s instructions received by AXA Equitable (or, to the extent AXA Equitable receives no such instructions or such instructions are invalid, to the Guaranteed Interest Option or the Participant’s [EQ/Money Market Option].

Section 2.01B Guaranteed Interest Option - Conditions

(1) Guaranteed Interest Option

Any amount held in the Guaranteed Interest Option becomes part of AXA Equitable’s general assets, which support the guarantees of this Contract as well as other policies and contracts that AXA Equitable offers.

The amount in the Guaranteed Interest Option at any time with respect to the Contract is equal to the sum of:

•	all amounts that have been allocated or transferred to the Guaranteed Interest Option, plus

•	the amount of any interest credited, less

•	all amounts that have been withdrawn (including charges) or transferred from the Guaranteed Interest Option.

AXA Equitable will credit the amount held in the Guaranteed Interest Option with interest at effective rates that AXA Equitable sets periodically. AXA Equitable will also set a Minimum Guaranteed Rate. A rate of 1.00% applies as the Minimum Guaranteed Rate under the Contract as described in the Section “Minimum Guaranteed Rate”. AXA Equitable reserves the right to increase or decrease the Guaranteed Interest Rate at any time, subject to applicable state laws. However, the changed Guaranteed Interest Rate will only apply to Contributions and allocations to and transfers to the Guaranteed Interest Option, as described in the Sections “Contributions”, “Allocations”, and “Transfers” respectively, made on or after the date such change is effective.

(a) Conditions

The Participant agrees:

(i)	All allocations to, and transfers to and from the Guaranteed Interest Option are to be made solely at the discretion of the Participant. Allocations and transfers to and from the Guaranteed Interest Option, will be in accordance with the Supplemental Agreement. AXA Equitable is to be given at least [60 days] advance written notice by the Participant of any noncompliance with this condition.

(ii)	To remit Contributions in accordance with the Sections “Contributions” and “Allocations”.

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If the conditions stated above are not complied with, then AXA Equitable will have the right to decline further requests for transfers to or from the Guaranteed Interest Option.

6.	The last sentence of the first paragraph of Section 3.01 Accounts of PART III – PARTICIPANT’S ACCOUNT is replaced with the following:

Any amounts allocated to an Investment Account will either become part of the Guaranteed Interest Option or part of an Investment Division of the Separate Account applicable to that Investment Account.

7.	The second paragraph of Section 3.01 Accounts of PART III – PARTICIPANT’S ACCOUNT is replaced with the following:

Any amounts withdrawn from an Investment Account will no longer be part of the Guaranteed Rate Account, Guaranteed Interest Option or the applicable Investment Division.

8.	The first sentence of the first paragraph of Section 3.02 Account Balances of Investment Accounts of PART III – PARTICIPANT’S ACCOUNT is replaced with the following:

On any day, the Account Balance of the Participant’s Investment Account, other than the Guaranteed Rate Account or Guaranteed Interest Option, will be equal to the product of the number of Units in that Investment Account on that date and the Unit Value for the applicable Investment Division for the Valuation Period which includes that date.

9.	Item 3. of Section 3.05 Transfers of PART III – PARTICIPANT’S ACCOUNT is replaced with the following:

3. Except for the following restrictions, transfers to and from any Investment Account are permitted at any time. Transfers may not be made from one Guarantee in the Guaranteed Rate Account to another. Transfers from a Guarantee in the Guaranteed Rate Account may not be made during the Contribution Quarter with respect to that Guarantee.

10.	The following sentences replace the second sentence of paragraph two of Section 3.06 Partial Withdrawals of PART III – PARTICIPANT’S ACCOUNT:

Unless AXA Equitable is otherwise directed by the Participant in accordance with AXA Equitable’s requirements, the amount so paid will be withdrawn from the Participant’s Investment Accounts and Guaranteed Interest Option in proportion to the amount of the Participant’s Account Balance in each such Investment Account. Withdrawals may be delayed from certain Investment Divisions, however, if there is a delay in the redemption of the underlying mutual fund.

11.	Section 3.07 Expiration of the Guarantee of PART III – PARTICIPANT’S ACCOUNT is replaced with the following:

At the end of the Duration of a Guarantee, AXA Equitable will assign the Accrued Value with respect to that Guarantee as elected by the Participant pursuant to instructions received on or before the end of the Guarantee or if no election is in place to the [EQ/Money Market] Option.

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12.	Item (b) of Section 5.06 Deferment of PART V – GENERAL PROVISIONS is replaced with the following:

(b) to defer payment of any portion of a death or disability benefit arising from an amount in the Participant’s Investment Account other than the Guaranteed Rate Account or Guaranteed Interest Option; or

13.	Item (5) of Section 5.07 Annual Statement of PART V – GENERAL PROVISIONS is replaced with the following:

(5) the Cash Values of the Guaranteed Rate Account and the Guaranteed Interest Option.

14.	Section 5.10 Disqualification of PART V – GENERAL PROVISIONS is replaced with the following:

In the event that an annuity purchased hereunder with respect to the Participant fails to qualify as an Annuity as described in Section 1.00, AXA Equitable shall have the right, upon receiving notice of such fact before the Retirement Date, to terminate participation with respect to the Participant under the contract and pay to the Participant the sum of the Cash Values of the Participant’s Guaranteed Rate Account and Guaranteed Interest Option and the Account Balances of the Participant’s other Investment Accounts less a deduction for any applicable Participant Service Charge and for the appropriate part attributable to the Participant of any Federal income tax payable by AXA Equitable which would not have been payable if the Participant had any annuity under the Contract.

New York,

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel ]

FOR THE CONTRACT HOLDER

Name

Title

Date

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